UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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CAMDEN NATIONAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholders:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation (“the Company”), to be held on Tuesday, April 28, 2009, at 3:00 p.m. local time, at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”). The Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed, along with the Company’s 2008 Summary Annual Report and Annual Report on Form 10-K.

At the Annual Meeting, you will be asked to elect three (3) directors to the Company’s Board of Directors for three-year terms. In addition, you will be asked to ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2009, and to consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

The Company’s Board of Directors recommends that you vote “FOR” the election of each nominee to the Board of Directors listed in the Proxy Statement, and “FOR” the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2009.

Your vote is extremely important. Therefore, even if you do not plan to attend the Annual Meeting in person, we ask that you complete, sign and return your Proxy Card in the enclosed envelope as soon as possible, and in any case, no later than 5:00 p.m. local time on Monday, April 27, 2009. Shareholders of record of the Company’s common stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed Proxy Card. As always, your continued support is greatly appreciated.

Sincerely,

Rendle A. Jones
Chairman of the Board

Gregory A. Dufour
President and Chief Executive Officer

March 18, 2009

Notice of Annual Meeting of Shareholders
To be held April 28, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation, (the “Company”), will be held on Tuesday, April 28, 2009 at 3:00 p.m. local time at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”) for the following purposes:

1.	To elect three directors. The Company’s Board of Directors has nominated each of Ann W. Bresnahan, Gregory A. Dufour and Rendle A. Jones, to serve as directors of the Company until the 2012 Annual Meeting and until their respective successors are duly elected and qualified;
2.	To ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2009; and
3.	To consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

Proposal number one relates solely to the election of Ann W. Bresnahan, Gregory A. Dufour and Rendle A Jones, as nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by the stockholders of the Company.

The Board of Directors has fixed the close of business on March 2, 2009 as the record date for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. For ten days prior to the Annual Meeting, the Company will make available for inspection by any shareholder during ordinary business hours at the Company’s principal office, located at Two Elm Street, Camden, Maine 04843, a list of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Only business within the purposes described in this notice may be conducted at the Annual Meeting.

The Board of Directors unanimously recommends that you vote “FOR” each of the three nominees as directors on the Company’s Board of Directors, and “FOR” the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2009. The Board of Directors requests that you complete, sign and date the enclosed Proxy Card and mail it promptly in the enclosed postage-paid envelope. Any proxy that you deliver may be revoked prior to the Annual Meeting by a writing delivered to the Company, Attention: John W. Holmes, Secretary, Two Elm Street, Camden, Maine 04843, stating that your proxy is revoked, or by delivering a later dated proxy. Shareholders of record of the Company’s common stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed Proxy Card.

By Order of the Board of Directors,

John W. Holmes,
Secretary

March 18, 2009

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 28, 2009

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Camden National Corporation, a Maine corporation (the “Company”), for use at the 2009 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 28, 2009 at 3:00 p.m. local time, at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”). Only shareholders of record as of March 2, 2009 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to cast one vote for each of the three nominees to the Company’s Board of Directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of the Record Date, 7,639,394 shares of the Company’s common stock, no par value (“Common Stock”), were outstanding and entitled to vote at the Annual Meeting.

The Company will bear the cost of soliciting proxies. In addition to use of the mail, proxies may be solicited personally or by telephone or telegraph by the Company’s directors and officers who will not be specially compensated for such solicitation. The Company has engaged American Stock Transfer and Trust Company, its transfer agent, to solicit proxies held by brokers and nominees and reimburses them for reasonable out-of-pocket expenses in the solicitation of proxies. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward these soliciting materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses of doing so. The stock transfer books will remain open between the Record Date and the date of the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement and Proxy Card were first mailed to the Company’s shareholders on or about March 18, 2009 to solicit proxies for the Annual Meeting. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised; therefore, the delivery of an executed Proxy Card will not in any way affect a shareholder’s right to attend the Annual Meeting and vote in person. Revocation may be made prior to the Annual Meeting by written revocation, or duly executed Proxy Card bearing a later date sent to the Company, Attention: John W. Holmes, Secretary, Two Elm Street, Camden, Maine 04843; or a proxy may be revoked personally at the Annual Meeting prior to the voting of the proxy. In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by the Company, including unmarked proxies, will be voted for (a) the election of the nominees to the Company’s Board of Directors described herein, (b) the ratification of the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2009, and (c) the consideration of and action upon such other business, matters or proposals as may properly come before the Annual Meeting.

The holders of one-third of the total number of outstanding shares of Common Stock, present in person or by proxy, are required for a quorum at the Annual Meeting. If a quorum is present at the Annual Meeting, a majority of shares voted is required to elect each of the three directors and a simple majority to ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent registered public accounting firm for 2009. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not for purposes of voting with respect to determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy Card that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum, but not for purposes of voting with respect to that matter.

STOCK OWNERSHIP BY 5% PRINCIPAL STOCKHOLDERS,

DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

As of the Record Date, there were 7,639,394 shares of Common Stock outstanding, held of record by approximately 1,456 shareholders. Only shareholders of record as of the Record Date shall be entitled to vote at the Annual Meeting and each share is entitled to one vote.

The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than five percent of Common Stock, (ii) each current director of the Company and each nominee for director on the Company’s Board of Directors, (iii) the Company’s named executive officers (as defined on page 17, under the heading “Executive Compensation”), and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the Company’s directors, executive officers and shareholders owning more than five percent of Common Stock has sole voting and investment power with respect to all shares of stock beneficially owned by him or her as set forth opposite his or her name.

	Number of Shares		Percentage of Common Shares Outstanding
5% or Greater Shareholders:
Kenneth C. & Prudence G. Dickey 293 Pesaro Drive, North Venice, FL 34275	394,702		5.17%
Directors, Nominees and Named Executive Officers:
Ann W. Bresnahan	23,940	(1)	*
Joanne T. Campbell	2,914	(2)	*
Robert J. Campbell	10,000		*
Robert W. Daigle	30,738	(3)	*
Gregory A. Dufour	13,727		*
David C. Flanagan	1,903		*
Ward I. Graffam	1,959		*
Peter F. Greene	1,033	(4)	*
Deborah A. Jordan, CPA	1,000		*
Rendle A. Jones	146,333	(5)	1.92%
John W. Holmes	11,000		*
James H. Page	400		*
Robin A. Sawyer, CPA	710	(6)	*
Karen W. Stanley	743	(7)	*
Susan M. Westfall	6,982	(8)	*
All directors, nominees, and executive officers as a group (17 persons):	267,420		3.49%

*	Less than 1%.
(1)	Amount includes 5,940 shares over which voting and dispositive power are shared jointly with Ms. Bresnahan’s spouse.
(2)	Amount includes 414 shares over which voting and dispositive power are shared jointly with Ms. Campbell’s spouse and includes 2,200 shares underlying stock options exercisable within 60 days.
(3)	Amount includes 400 shares owned by Mr. Daigle’s spouse, as to which Mr. Daigle disclaims any beneficial interest, and 18,720 shares over which voting and dispositive power are shared jointly with Mr. Daigle’s spouse.
(4)	Amount includes 1,033 shares over which voting and dispositive power are shared jointly with Mr. Greene’s spouse.

(5)	Amount includes 95,400 shares owned by various trusts of which Mr. Jones acts as trustee, as to which shares he disclaims any beneficial interest. Also includes 1,950 shares owned by Mr. Jones’s spouse, as to which Mr. Jones disclaims any beneficial interest.
(6)	Amount includes 710 shares over which voting and dispositive power are shared jointly with Ms. Sawyer’s spouse.
(7)	Amount includes 200 shares over which voting and dispositive power are shared jointly with Ms. Stanley’s spouse.
(8)	Amount includes 2,050 shares underlying stock options exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”) and The NASDAQ Stock Market LLC (“NASDAQ”). Section 16 Persons are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and written representations received by the Company, we believe that each of the Company’s Section 16 Persons has complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2008, except that: Ms. Campbell filed a late Form 3 and Ms. Campbell, Mr. Daly and Mr. Dufour filed one late report representing the receipt of restricted shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of ten members. Under the Company’s Articles of Incorporation, the Board of Directors is divided into three classes with approximately one-third of the directors standing for election each year. At the Annual Meeting, three directors will be elected to serve until the 2012 Annual Meeting of shareholders and until each such director’s successor is duly elected and qualified. Pursuant to NASDAQ rules, the Governance Committee has nominated Ann W. Bresnahan, Gregory A. Dufour and Rendle A. Jones for election as directors. More information on our nomination procedures is included in the Board of Directors and its Committees section starting on page 6 under our Governance Committee description. The proxies will be voted, unless authority to do so is expressly withheld, in favor of the three nominees nominated by the Board of Directors. The Board of Directors recommends that shareholders vote “FOR” the election of each nominee as director of the Company.

The Company’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. Under our Bylaws each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 30 days from the date the election results are certified. In 2009, all director nominees are currently serving on the Board.

Nominees for Election as Directors (Term Expires in 2012)

Certain information concerning the nominees and the directors continuing in office, including the business experience of each during the last five years, is set forth below. Information regarding each director’s length of service as a director of the Company, including their ages and positions with the Company and its subsidiaries (Camden National Bank and Acadia Trust, N.A.), each as of December 31, 2008 is listed below.

Ann W. Bresnahan. Age 57.  Ms. Bresnahan has been a Director of the Company and Camden National Bank since 1990. She has been a full-time volunteer and civic leader since 1970.

Gregory A. Dufour. Age 48.  Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named Chief Banking Officer for the Company and President and Chief Operating Officer for Camden National Bank, and then in January 2006, he became President and Chief Executive Officer for Camden National Bank. He has also been a director of Camden National Bank since January 2004, and in August 2006, he became a Director of Acadia Trust, N.A. As of January 1, 2009, Mr. Dufour became a Director and assumed the responsibilities of President and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Dufour was Managing Director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates, including Vice President and Controller of Debt Capital Markets, Controller of Investment Banking and Banking Group Controller.

Rendle A. Jones. Age 66.  Mr. Jones has been a Director of the Company and Camden National Bank since 1988, and Chairman of the Company since 1998. In January 2008, Mr. Jones was re-appointed Chairman of Camden National Bank. He was previously Chairman of Camden National Bank from 1999 until the merger of UnitedKingfield Bank and Camden National Bank in September 2006, when he relinquished his Chairmanship of Camden National Bank. Mr. Jones was a Director of United Bank from 1996 until its merger with Kingfield Savings Bank in February 2000, at which time he became a Director of UnitedKingfield Bank until its merger with Camden National Bank in September 2006. In February 2006, he became a Director of Acadia Trust, N.A. Mr. Jones is a partner in the law firm of Harmon, Jones, & Sanford, LLP in Camden, Maine, where he has worked since 1968.

Continuing Directors

Set forth below is a list of the Company’s directors not currently standing for election to the Board of Directors of the Company, including their ages and positions with the Company and its subsidiaries, each as of December 31, 2008.

Continuing Directors with Term Expiring in 2010

David C. Flanagan. Age 55.  Mr. Flanagan joined the Company’s Board of Directors in September 2005. He has also served as Director of Camden National Bank since 1998. Mr. Flanagan is President of Viking Lumber, Inc. a family-owned lumber and building supply business with five locations in mid-coast Maine, a position he has held since 1978.

James H. Page. Age 56.  Dr. Page joined the Company’s Board of Directors in February 2008. Dr. Page is the Chief Executive Officer of the James W. Sewall Company in Old Town, Maine, which provides comprehensive consulting services in forestry, engineering, and geographic information management for municipal government, utilities, and the natural resource industry. Dr. Page joined the James W. Sewall Company in 1997 following a career in academia. Dr. Page is also an Adjunct Professor as well as a member of the Board of Visitors at the University of Maine at Orono. He is the founding director of the Gulf of Maine Oceanographic Observing System.

Robin A. Sawyer, CPA. Age 41.  Ms. Sawyer joined the Company’s Board of Directors in July 2004. Ms. Sawyer is Vice President, Corporate Controller at Fairchild Semiconductor, a position she has held since November 2002. In addition, from October 2005 to March 2006, she served as interim Co-Chief Financial Officer and as the Principal Financial Officer at Fairchild Semiconductor. She joined Fairchild Semiconductor in 2000 as Manager of Financial Planning and Analysis. From 1998 to 2000, Ms. Sawyer was employed by Cornerstone Brands, Inc. as Director of Financial Planning and Reporting. Prior to 1998, Ms. Sawyer worked at Baker, Newman & Noyes, LLC and its predecessor firm, Ernst & Young.

Karen W. Stanley. Age 63.  Ms. Stanley joined the Company’s Board of Directors in January 2008 following the acquisition of Union Bankshares Company where she had been a Director since 2004. Previously, Ms. Stanley was co-owner of Stanley Subaru in Ellsworth, Maine until February 2005. Ms. Stanley also served with Priority Management, an international training and development firm as a member of the senior management team with their international headquarters. Prior to that, she served as Vice President, Personal Banking for Overseas Executives with Citibank N.A. Ms. Stanley began her career in sales with the Xerox Corporation.

Continuing Directors with Term Expiring in 2011

Robert J. Campbell. Age 60.  Mr. Campbell joined the Company’s Board of Directors in November 1999. He has also been a Director of Acadia Trust, N.A. since its acquisition in July 2001. He has been a partner in the investment management firm of Beck, Mack & Oliver in New York, New York, since 1991.

Ward I. Graffam. Age 68.  Mr. Graffam joined the Company’s Board of Directors in November 1999. He has also been a Director of Acadia Trust, N.A. since its acquisition in July 2001. Mr. Graffam is a former co-owner of Wayfarer Marine Corporation in Camden, Maine. Previously, Mr. Graffam spent 30 years in various legal and executive positions with UNUM Corporation and retired as President and Managing Director of UNUM European Holding Company. He is a member of several for-profit and non-profit boards of directors and a consultant to various businesses on strategic issues.

John W. Holmes. Age 63.  Mr. Holmes has been a Director of the Company and Camden National Bank since 1988. Mr. Holmes is also President and majority owner of Consumers Fuel Company in Belfast, Maine, a position he has held since 1977.

Executive Officers

All of the executive officers will hold office at the discretion of the Company’s Board of Directors. There are no arrangements or understandings between any of the directors, or officers or any other persons pursuant to which any of the above directors have been selected as directors, or any of the above officers have been selected as officers. There are no “family relationships” among the above directors and officers, as the Commission defines that term.

Joanne T. Campbell. Age 46.  Ms. Campbell joined the Company in 1996 as Vice President, Manager of Residential Real Estate, was promoted to Senior Vice President, Compliance, Audit & CRA in 2002, and then to Senior Vice President, Risk Management in 2005. As of January 2008 her responsibilities were expanded to include all areas of Risk Management for the Company.

Robert W. Daigle. Age 59.  Mr. Daigle resigned as a Director, President and Chief Executive Officer of the Company on December 31, 2008 and will serve as a Senior Executive Consultant to the Chairman of the Board and Senior Advisor to the Company Officers until his retirement on June 30, 2009. He had been a Director of the Company and Camden National Bank since 1996, after being named President and Chief Executive Officer of Camden National Bank effective January 8, 1996, a position he held until January 1, 2004. Mr. Daigle was also a Director of Trust Company of Maine, Inc., until its merger with Acadia Trust, N.A. in December 2002. In October 2003, he became a Director of Acadia Trust, N.A. and served as Chairman until December 31, 2008. Mr. Daigle was a Director of United Bank from June 1999 until its merger with Kingfield Savings Bank in February 2000, at which time he became a Director of UnitedKingfield Bank until its merger with Camden National Bank in September 2006.

Gregory A. Dufour.  See above information in Nominees for Election as Directors (Term Expires in 2012).

Peter F. Greene. Age 49.  Mr. Greene joined the Company in January 2008 with the acquisition of Union Bankshares Company. Mr. Greene joined Union Trust Company in 1982 and was promoted to Senior Vice President, Senior Bank Services Officer in 1999 and to Senior Vice President, Chief Administrative Officer in 2003, a position he held until he joined the Company as Senior Vice President of Operations.

Deborah A. Jordan, CPA. Age 43.  Ms. Jordan joined the Company on September 1, 2008 as Senior Vice President, Chief Financial Officer, and Principal Financial and Accounting Officer. Ms. Jordan was previously Executive Vice President and Chief Financial Officer of Merrill Merchants Bancshares, Inc. based in Bangor, Maine, from January 1993 to August 2008.

Timothy P. Nightingale. Age 51.  Mr. Nightingale joined the Company in March 2000 as Regional Vice President of UnitedKingfield Bank. In 2001, Mr. Nightingale was named Senior Lending Officer at UnitedKingfield Bank and promoted to Senior Vice President in 2003. In September 2006, the Company merged UnitedKingfield Bank into Camden National Bank, at which time Mr. Nightingale was named Senior Vice President, Senior Lending Officer for Camden National Bank.

June B. Parent. Age 45.  Ms. Parent rejoined the Company in July 1995 and was promoted to Vice President of Human Resources in 1999. In December 2003, she made a career change to the retail banking division of the Bank and was promoted to Senior Vice President and Senior Retail Sales Manager.

Susan M. Westfall. Age 52.  Ms. Westfall joined the Company in 1979 and has served as Senior Vice President and Corporate Controller of the Company since 2001. During 2008 Ms. Westfall served as Interim Principal Financial and Accounting Officer from July 3, 2008 to August 31, 2008.

Board of Directors and its Committees

Board of Directors.  During 2008, the Company was managed by a 10-member board. The Board of Directors of the Company held eleven regular meetings and one Annual Meeting during 2008. Each of the directors attended at least 75% of the total number of meetings of the Company’s Board, and meetings of the committees of the Company Board that he or she was eligible to attend. Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of shareholders, we expect that our directors will attend, even though we recognize that directors occasionally may be unable to attend for personal or professional reasons. We generally hold a meeting of the Board on the same date as the annual meeting of shareholders. In 2008, eight directors, and in 2007, seven directors attended our annual meeting of shareholders.

We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers, and employees, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance.

Our Board has determined that the following directors, constituting nine of the Company’s ten directors, are each an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of NASDAQ’s listing standards: Messrs. Campbell, Flanagan, Graffam, Holmes, Jones, and Page and Mses. Bresnahan, Sawyer, and Stanley. Our Board also has determined that each member of the Audit Committee, the Compensation Committee, and the Governance Committee meets the independence requirements applicable to those committees as prescribed by NASDAQ, the Securities and Exchange Commission, the Internal Revenue Service, and applicable committee charters.

The Company’s Board of Directors has standing Audit, Compensation, Capital Planning, and Governance committees.

Audit Committee.  The Audit Committee assists the Board of Directors in overseeing the integrity of the Company’s financial reports; the Company’s compliance with legal and regulatory requirements; the qualifications and independence of the Company’s independent accountants; and the performance of the Company’s internal audit function and independent accountants. The Audit Committee meets each quarter with the Company’s independent accountants and management to review the Company’s interim financial results before the publication of quarterly earnings press releases. On a quarterly basis, the Audit Committee also reviews the adequacy of the Company’s internal controls and summaries of regulatory examinations to assess the Company’s program for complying with laws and regulations. The Audit Committee also meets separately each quarter in executive session with the independent accountants. The Audit Committee oversees and proves the selection and performance of the Internal Auditors and reviews and approves the Company’s internal audit plan. Annually the Audit Committee also reviews and updates the Committee charter; reviews and evaluates Committee performance; and participates in the preparation of the audit report in this Proxy Statement.

As of December 31, 2008 members of the Company’s Audit Committee were Robin A. Sawyer, CPA, Chairman, Robert J. Campbell, David C. Flanagan and John W. Holmes. The Board of Directors has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards. Additionally, the Board of Directors has determined that Ms. Sawyer, CPA, qualifies as an “audit committee financial expert” as defined by the SEC rules. This Committee met ten times during 2008. The Audit Committee operates under a written charter, a copy of which is available on the Company's website at www.camdennational.com.

Compensation Committee.  The Compensation Committee assists the Board of Directors in discharging the Board’s responsibilities relating to compensation of the Company’s directors and executives, and oversees the Company’s overall compensation and benefit programs. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews all compensation components for the Company’s CEO and other executive officers, including base salary, annual incentive, long-term incentives, benefits and other perquisites. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee.

As of December 31, 2008 the members of the Company’s Compensation Committee were Ward I. Graffam, Chairman, Ann W. Bresnahan, John W. Holmes, Rendle A. Jones and Karen W. Stanley. Seven meetings were held during 2008. The Compensation Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Mr. Graffam, in his role as Chairman of the Board of Advisors for the Waldron Group of Companies, as well as director and executive committee member of Maine Medical Center, advises those organizations on compensation matters. Ms. Stanley serves as Chairman of the Trustees of Maine Coast Memorial Hospital, and in her role on the executive committee, has responsibility for compensation matters. Mr. Graffam, as past Chairman of both Maine Employers Mutual Insurance Company and the Trustees of Maine Maritime Academy, and past director and member of the executive committee of Pen Bay Healthcare, and Mr. Jones, as past director and member of the executive committee of Pen Bay Healthcare, advised those organizations in a similar capacity. No other members of the Committee have advised other organizations on compensation matters as a member of another company's board or committee.

Capital Planning.  The Capital Planning Committee assists the Board of Directors in discharging the Board’s responsibilities relating to management of capital for the Company and its subsidiaries, and coordinates capital generation and deployment activities. As of December 31, 2008, the members of the Company’s Capital Planning Committee were Robert J. Campbell, Chairman, Robert W. Daigle, Rendle A. Jones and Robin A. Sawyer, CPA. This Committee met three times during 2008.

Governance Committee.  The Governance Committee assists the Board of Directors by identifying and recommending individuals qualified to serve as directors of the Company, and as chairs and members of committees of the Board of Directors. The Governance Committee is also responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the Board of Directors and its committees are functioning effectively.

The Governance Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominations made by directors, management and shareholders. To date, the Governance Committee has not engaged any third parties to assist in identifying candidates for the Board of Directors. The Governance Committee has established minimum qualifications for recommended nominees that include evaluating nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience and their ability to represent and act on behalf of all shareholders, as well as the needs of the Board of Directors. In general, the Governance Committee would expect to re-nominate incumbent directors who express an interest in continuing to serve on the Board.

As of December 31, 2008 the members of the Governance Committee were Rendle A. Jones, Chairman, Ann W. Bresnahan, David C. Flanagan, Ward I. Graffam, Karen W. Stanley and James H. Page. The Governance Committee held three meetings during 2008. The Governance Committee operates under a written charter, a copy of which is available on the Company's website at www.camdennational.com.

2008 Compensation Committee Process

The Compensation Committee (the “Committee”) of the Board of Directors of Camden National Corporation discharges the Board’s responsibilities relating to compensation of our directors and executive officers, and oversees our Company’s overall compensation and benefits programs.

Activity.  The Committee met seven times in 2008, and time was dedicated to the following activities: reviewing and modifying the metrics for the Long-Term Performance Share Plan (or Long-Term Incentive Plan, “LTIP”) for the 2008 – 2010 Performance Period; performing executive and director compensation peer review; reviewing and approving employee incentive plans and payouts, termination of the former Union Trust Company’s defined benefit pension plan, stock and stock options awards, CEO salary and incentive plans, executive salary and incentive plans, and executive stock ownership; reviewing executive and employee benefits, including reviewing recommendations on the Company match in the Camden National Corporation Retirement Savings 401(k) Plan (“the 401(k) Plan”) and profit sharing contributions; reviewing audit reports regarding the 401(k) Plan and executive compensation plans; and performing due diligence on the 401(k) Plan, as well as reviewing and approving amendments to the 401(k) Plan.

We also accomplished the following committee-specific actions: reviewing and updating the Committee’s charter; reviewing and evaluating Committee performance; and participating in the preparation of the compensation discussion and analysis included in this Proxy Statement.

Role of Executives in Establishing Compensation.  June B. Parent, in her role as Senior Vice President and interim oversight for executive compensation, serves as a management liaison to our Committee, along with Susan M. Westfall, Senior Vice President & Corporate Controller, and Carolyn C. Crosby, Vice President of Human Resources. This management group assists in the administration of all executive compensation programs, prepares our Committee and Board meeting materials, works with consultants engaged by the Committee, and performs work as requested, including the preparation of peer analyses, based on peer groups selected by the Committee. The CEO of the Company, occasionally attends portions of our meetings at the invitation of the Committee’s Chairman, and makes recommendations on base salary, annual incentives, and equity compensation for executive officers who report to him.

Compensation Consultants.  We utilize the services of various consultants when deemed appropriate. The Company’s primary legal counsel for compensation-related matters, Goodwin Procter LLP has assisted us for a number of years by providing legal review of compensation plan documentation, as well as assistance on compensation-related regulatory filings. We also utilize the consulting services of Watson Wyatt Worldwide (“Watson Wyatt”) for executive compensation plan design, access to best practices, analysis of plan options, and general consulting services. In 2007, the Committee engaged Watson Wyatt for consulting services relative to the design of the new Defined Contribution Retirement Plan, which replaces the Supplemental Executive Retirement Plan for new participants.

We have also used the services of several other firms and attorneys as necessary to ensure that all compensation plans and programs are properly administered, documented, and meet all legal and regulatory requirements.

Compensation Discussion and Analysis

The following compensation discussion and analysis provides a description of the compensation elements provided to the executive officers of our Company for the year ended December 31, 2008. This discussion should be read in conjunction with the tables and supporting narrative disclosures that follow.

Objectives of Compensation Program

Compensation Philosophy and Objectives.  Our philosophy relative to the compensation of the executive officers is simple and straightforward. The compensation and benefits package for executive officers should be sufficient (not more, not less) to attract and retain the executive talent required to lead our Company in producing desirable short- and long-term results. Most importantly, the overall program is designed to closely align the interests of our named executive officers with the interests of our shareholders. The stated compensation philosophy and its relevance are evaluated on an annual basis.

The primary objective of our Committee is to develop and implement compensation policies, plans, and guidelines that are:

•	designed to provide competitive base salaries and short- and long-term incentives that align executives’ interests with our Company’s short- and long-term financial goals;
•	performance-based and designed to motivate our executives toward the goal of enhancing enduring shareholder value;
•	balanced in terms of cash and equity compensation with a focus on increasing an executive’s equity ownership over time; and
•	appropriate for our Company in light of all relevant circumstances.

Decisions regarding executive compensation are evaluated in light of our Company’s past performance, the local and regional job market available for each position, the economic conditions in the State of Maine, and our Company’s short- and long-term business plans. Moreover, the Committee’s goal is to review and analyze each element of compensation, considering the entire compensation package. The Committee seeks to ensure that rewards for executives, such as annual incentives and equity compensation, are appropriate in relation to shareholder returns for the same period.

Benchmarking — Executive and Director Compensation.  We have found that the use of appropriate benchmarks for compensation analyses is an effective method for evaluating executive compensation. Accordingly, each year the Committee reviews peer group comparison reports that include: 1) base salaries, 2) total cash compensation (including base salaries and annual incentive compensation) and 3) total compensation (including base salaries, annual incentive compensation and the 3-year average of long-term compensation, as data is available).

In 2008, the compensation peer group included a subset of banks from the Company’s financial performance peer group including West Coast Bancorp, Washington Trust Bancorp, Brookline Bancorp, Cascade

Bancorp, Berkshire Hills Bancorp, Century Bancorp, Hills Bancorporation, Bancorp Rhode Island, West Bancorporation, and First National Lincoln Corporation. The financial performance peer group is made up of: 1) Maine-based publicly-traded financial institutions; 2) New England-based publicly-traded institutions with assets between $1 billion and $3 billion; and 3) publicly-traded financial institutions from other states based on comparable economic environments, including Idaho, Oregon, and Iowa, with assets between $1 and $5 billion. The peers selected share similarities in size, efficiency ratio, return on assets, and return on equity. The compensation peer group consisted of the ten banks in the financial performance peer group with assets between $1.25 – $2.50 billion, and one other Maine-based peer. We feel that this peer group meets the goal of comparing executive and director compensation with comparable institutions whose managers and directors are overseeing and managing similarly-sized balance sheets and constituencies.

Compensation information, as outlined above, was collected from the proxy filings and compiled by management for review by the Committee. For the analysis of director compensation, management used the same peer group to prepare a report on annual or monthly retainers, fees for board and committee meetings, and other information described in the proxies affecting compensation and benefits for directors.

The Committee’s competitive pay objective for executive compensation is to pay at or near a targeted percentile of the peer group on base salaries, as we believe this level is necessary to attract and retain the executive talent needed to fulfill the Company’s strategic objectives. This pay range was also selected as being representative of compensation levels that are more equivalent to our markets and to our competitors. Upon the completion of the peer group analysis conducted in 2008, the Committee approved base salary increases accordingly for all named executive officers, effective January 1, 2009.

After a review of director compensation relative to the peer group, we recommended to the Board of Directors that no changes be made to director compensation for 2009.

2008 Changes to Executive Officers

Retirement of President and Chief Executive Officer:  On April 29, 2008, our Company announced that Robert W. Daigle intended to retire as our President and CEO, effective January 1, 2009. In connection with Mr. Daigle’s anticipated retirement, on April 29, 2008, the Company amended its employment agreement with Mr. Daigle to continue in his role as President and CEO of the Company through December 31, 2008. Beginning on January 1, 2009, Mr. Daigle assumed the roles of Senior Executive Consultant to the Chairman of the Board and Senior Advisor to Company Officers and will hold these positions through the date of his anticipated retirement on June 30, 2009. Mr. Daigle’s employment agreement is discussed in greater detail under the heading “Employment Agreements” on page 15 of this Proxy Statement.

Appointment of President and Chief Executive Officer:  In connection Mr. Daigle’s announcement of his resignation as President and CEO, on April 29, 2008, our Board of Directors appointed Gregory A. Dufour to serve as our Company’s new President and CEO, effective January 1, 2009. Prior to January 1, 2009, Mr. Dufour served as our Chief Banking Officer.

Additionally, effective July 3, 2008, Sean G. Daly resigned as our Company’s Senior Vice President, CFO and principal financial and accounting officer. Our Board of Directors appointed Susan M. Westfall to serve as interim principal financial and accounting officer, effective July 3, 2008. Ms. Westfall served as Senior Vice President and Corporate Controller for our Company since 2001. On July 29, 2009, the Board of Directors appointed Deborah A. Jordan to serve as the Company’s new CFO, effective September 1, 2009. On September 1, 2009, Ms. Jordan also assumed the duties of principal financial and accounting officer from Ms. Westfall, who will continue to serve as Senior Vice President and Corporate Controller.

Compensation Program Design

The Compensation Program includes components deemed necessary to attract and retain executive talent and to promote short-and long-term returns for the shareholder. The program includes: 1) base salary, 2) incentive bonus based on the Company’s and an executive’s annual performance (Executive Incentive Program), 3) incentive bonus based on long-term performance (Long-Term Incentive Plan), and 4) attractive stock investment and ownership plans (Management Stock Purchase Plan, stock options and restricted stock grants). These four components were chosen for their appropriateness in supporting our overall compensation philosophy and objectives, and in particular for their ability to align management interest with shareholder interests.

To help shareholders further understand the design of the Compensation Program, a discussion of each of the program’s four components and its impact on shareholder value is included on the following pages.

Elements of Compensation Paid to Executives

Base Salary.  Base salary is an essential recruitment and retention tool, and balances the need to attract and retain talented executives with the cost to our Company and the impact on shareholder value. Base salary is set at a level that is competitive and appropriate for the market, but conservatively set to allow for significant performance-based compensation in addition to base salary. Base salary, which is based on an executive’s expected performance against specific job criteria for the current period, should be viewed in the context of “total compensation.” Other factors that impact decisions on base salaries for named executive officers are: the Company’s financial performance in standard ratios such as return on equity, earnings per share, and efficiency ratio, as well as performance to budget for the current year and projected financial goals for the coming year. Non-cash fringe benefits (e.g. insurances, 401(k) plan benefits) should also be in a competitive range so that both cash and non-cash elements allow us to attract and retain top quality executives. We meet these objectives by offering competitive base salaries with periodic adjustments and a comprehensive employee benefit package, in addition to the other elements of executive compensation described herein.

Compensation of the Chief Executive Officer:  The CEO’s base salary is reviewed annually in light of a) the overall performance of our Company, b) his performance against the written goals and objectives set forth in his performance contract, and c) a comparison to the compensation of chief executive officers in other similar companies of comparable size and performance characteristics. Mr. Daigle’s base salary has remained constant since 2002 on his request.

In connection with Mr. Dufour’s appointment as CEO, the Committee performed this analysis with respect to Mr. Dufour’s base salary. Based on this review, Mr. Dufour’s base salary was increased to $275,000. In addition, on February 24, 2009, Mr. Dufour was issued 10,000 stock options at a strike price of $24.46 per share as a result of his promotion to CEO. On this same date, Mr. Dufour was also granted 2,000 shares of restricted stock with a 3-year annual vesting schedule. He was also given a $50,000 cash payment.

Short Term Incentives.

Executive Incentive Plan (“EIP”).  The Committee administers the EIP, which allows annual incentives for the named executive officers (as well as others selected by the Committee and approved by the Board of Directors). The EIP is designed to motivate executives to reach or exceed the annual fiscal targets set in strategic and operating plans, as well as their individual performance goals. We believe that this Plan achieves its objective of motivating and then rewarding short-term achievement of goals, and is an effective recruitment and retention tool for top executives.

The annual EIP for executive officers and other selected members of management is tied specifically to budget. Annual budgets are prepared by management and approved by the Board of Directors. Potential awards are earned relative to performance to budget for that year. At 100% of the budgeted net income before taxes (“NIBT”), including the amount of the awards, executive officers are eligible to receive up to 100% of their respective targeted awards. If performance is below 96% of the budget for NIBT, there is no payout under this program, and awards are capped at 110% of budgeted NIBT, at which level named executive officers would be eligible to receive up to 200% of their respective targeted awards.

Each named executive officer has a targeted incentive percentage based on the position he or she holds, and that position’s impact on the overall results of our Company. These targeted percentages are reviewed annually by the Committee and may be adjusted. Each participant in this Plan must have “satisfactory” or better performance against goals established for the year in order to be eligible for an incentive payout. Then, each participant’s recommended payout is based 60% (fixed) on our Company’s financial results as compared to budget, and 40% (discretionary) on each participant’s attainment of specific, written goals. The Committee approves all payouts under the EIP and reports the same to the full Board of Directors.

During 2008, there were 14 participants in this Plan, including the executive officers. The targeted percentage of salary for the CEO was 50%, and the percentages for the other named executive officers range from 25% – 40%. Beginning in 2009, the targeted percentage for our new CEO, Mr. Dufour is 50%. Discussion relative to the Company’s performance, as well as performance against individual goals, takes place quarterly between each executive and his or her manager, and between the CEO and the Board of Directors. Communication at these regular intervals ensures that executives are aware of their current levels of performance and are motivated to meet their goals.

In 2008, the minimum level of financial performance against budget was not achieved; therefore, there were no payouts under the EIP for 2008.

Management Stock Purchase Plan (“MSPP”).  The MSPP, available to all Vice Presidents and above in the Company, is an equity incentive compensation plan designed to provide an opportunity for participants to receive restricted shares of our Company’s common stock in lieu of a portion of their annual bonus payments. Participants may elect to participate on a voluntary basis at either 10% or 20% of annual bonuses. The Administrator of the Plan may require certain officers to participate in the Plan. Currently named executives are not required to participate. Restricted shares are granted at a discount of one-third of the fair market value of the stock on the date of the grant, and fully vest two years after the grant date if the participant remains employed at the Company for such period. If a participant terminates employment for reasons other than retirement prior to the vesting date, she or he is reimbursed for the lesser of the amount originally used to purchase the restricted shares, or the current fair value of the shares on the date of the termination. At the time the shares vest, the difference between the purchase price and the market price on that date becomes taxable income or loss to the participant. If the vesting results in taxable income, the participant is required to pay minimum state, federal, and FICA taxes on the difference between the purchase price and the price of the stock on the vesting date.

As with the other equity compensation programs, this program encourages investment in our Company and serves as a retention and recruitment tool for high-level officers.

Long-Term Incentives.

One objective of the executive compensation program is to increase executives’ equity ownership in our Company, which more closely aligns executive and shareholder interests by strengthening the executive’s personal investment in the success of our Company. To meet this objective, the Committee has utilized restricted stock awards, the granting of stock options, the MSPP, and a Long-Term Performance Share Plan (or Long-Term Incentive Plan, “LTIP”). These programs reward executives with equity compensation, which more closely aligns the value ultimately received by named executive officers with the value created for other shareholders. The shares awarded generally have vesting schedules, enhancing our ability to retain these officers, and annual or ongoing grants or purchases ensure the continuation of this value as options are exercised and shares vest. The typical vesting schedule is 5 years for stock options, 3 years for restricted stock, and 2 years for MSPP.

Impact of Tax and Accounting Rules.  The Committee considers the impact on the Company of tax regulations and accounting standards, such as Statement of Financial Accounting Standards No. 123(R), Share Based Payment, (“SFAS 123(R)”) regarding the expensing of equity awards, when approving actual awards or any changes to plan design.

Restricted Stock Awards.  A component of compensation, which serves as a retention tool as well as increasing executive equity ownership in our Company, is the award of restricted stock (allowed under the 2003 Stock Option and Incentive Plan as approved by shareholders). On January 25, 2005, we issued 4,687 shares of restricted stock to executives, including the CEO. These awards have a 3-year vesting schedule, with one third vesting each year on January 25, 2006, 2007 and 2008. There were no restricted stock awards in 2006. On March 27, 2007, we issued 6,873 shares of restricted stock to executives, including the CEO. These awards have a 3-year vesting schedule, with one third vesting each year on March 27, 2008, 2009, and 2010. On April 29, 2008, we issued 4,205 shares of restricted stock to the CEO that will vest on June 30, 2009. All awards are approved by the Board of Directors. Restricted shares awarded have a $0 basis, and each executive officer is required to pay the minimum state, federal, and FICA/Medicare taxes based on the market value at the time of vesting. During the vesting period, dividends are paid on the restricted stock and the recipients are entitled to vote these restricted shares.

Incentive Stock Options.  An additional component of equity compensation for named executive officers and other officers at the level of Vice President and above is the award of options to purchase shares of common stock at fixed prices, as allowed under the 2003 Stock Option and Incentive Plan. Individual option grants vest in equal installments over a five-year period and have a ten-year life. This Plan is tied to our Company’s performance and aligned with shareholder interests, in that the options only have value if the market value of common stock increases. All options that have been granted to our named executive officers were at the time of hire, or prior to becoming a named executive officer; our Board of Directors approved each grant, and the exercise price was set at the closing market price on the day of the Directors’ meeting. Stock option awards enable us to attract talented executives and to tie their interests to the Company’s goals and objectives.

In 2006 and 2007, additional option grants were awarded to other eligible officers in the Company to promote ownership and enhance retention. Rather than include named executive officers in these stock option awards, the Committee and the Board elected to grant restricted stock (see Restricted Stock Awards above).

Long-Term Performance Share Plan.  The LTIP, which was implemented January 1, 2005 under the 2003 Stock Option and Incentive Plan, is administered by the Committee and intended to create a long-term incentive for the named executive officers, so that long-term interests of the Company are not compromised for short-term results. Awards made under the LTIP will be used to achieve the twin goals of: (1) aligning executive incentive compensation with future increases in stockholder value; and (2) using equity compensation as a tool to retain key employees.

Each long-term performance period is for three consecutive fiscal years, beginning on January 1 of the first year and ending December 31 of the third year. Awards are based upon the attainment of certain performance targets on specific performance measures selected by the Committee and approved by the Board of Directors. The performance measures for the 2006 – 2008 performance period is tangible book value (“TBV”) and return on average equity (“ROAE”). In considering performance measures for the 2007 – 2009 and 2008 – 2010 performance period, we discussed how various financial measures would motivate the participants in the LTIP to maximize the return to the shareholder. While the ultimate goal is to positively impact TBV and ROAE, members of the Committee felt that focusing the executives on growing the Company would best achieve these goals. After reviewing and analyzing various models and projections, and after significant discussion, we selected revenue growth with an efficiency ratio cap as the most appropriate long-term measurements in light of the Company’s strategic objectives and the related impact to shareholder value. The actual performance targets for each performance period are not disclosed for competitive reasons.

Target levels for each performance measure are set by the Committee for each long-term performance period, and are recommended by the Committee to the Board of Directors for approval. They are set in such a way as to ensure that the expense associated with the potential executive awards is an appropriate percentage of the resulting shareholder benefit. A performance matrix is developed from the target levels, which includes either: 1) threshold, above threshold, target, above target, and superior levels for each performance measure, or 2) threshold, above threshold, target, above target, and superior levels for one measure and a minimum level of performance for the second measure.

Each named executive officer has a predetermined “target award,” which is reflected as a percentage of his or her base salary at the beginning of the long-term performance period. At the end of each long-term performance period, if both performance measures are met, then each participant shall receive an award in accordance with the matrix, paid in Company shares. Actual awards can range in value from 25% of the target award, when performance is at the threshold level, to 200% of the target award when performance is at the superior level. The conversion of dollar amounts into shares will be based on the market value of a share on the first day of the relevant long-term performance period.

The long-term performance period of January 1, 2006 to December 31, 2008 has been concluded and, after reviewing the final report on TBV and ROAE for this performance period, we have concluded that there will be no awards for this performance period.

For the 2007 – 2009 and 2008 – 2010 performance periods, specific revenue growth percentages were set for threshold, above threshold, target, above target, and superior levels of performance, and a “cap” was set for the efficiency ratio. The Board approved the Committee recommendations. Awards will be granted for this period as long as revenue growth over the three-year period exceeds the threshold level and the efficiency ratio cap is not exceeded. Achieving the necessary average efficiency ratio cap for the three-year period of 2007 – 2009 is unlikely due to the Company’s 2008 financial performance. The current calculation of awards for the three-year period of 2008 – 2010 is not considered material and no related expense has been recognized.

Elements of Post-termination Compensation and Benefits

Retirement Compensation Programs.  The Committee recognizes the importance of financial security to its named executive officers upon retirement. The plans and programs in place help ensure that they are focused on the Company’s financial well-being.

Income replacement at retirement is largely dependent on participation in the 401(k) Plan and the performance of that program; it may be augmented with participation in the Executive Deferred Compensation Plan (described below), participation in the Supplemental Executive Retirement Plan (“SERP,” described below), and/or participation in the Defined Contribution Retirement Plan (“DCRP,” also described below).

Camden National Corporation 401(k) Plan and Profit Sharing Contributions.  All eligible employees are encouraged to participate in our 401(k) Plan. Participants may contribute pre- and post-tax savings contributions to the 401(k) Plan up to the maximum allowed by federal tax laws. We currently make matching contributions of up to 4% of their eligible compensation, and additional profit sharing contributions (both at the discretion of the Board of Directors). For 2008, the profit sharing contribution was 3% of employee's eligible compensation. Employee deferrals and matching contributions are immediately vested. Effective January 1, 2007 profit sharing contributions have a graduated 6-year vesting schedule and once a participant has six years of service, contributions are totally vested. Participants elect how to invest their funds among the Plan choices.

Supplemental Executive Retirement Plan (“SERP”).  We provide nonqualified, noncontributory, defined-benefit, SERPs for certain highly compensated officers. Ms. Campbell, Mr. Dufour, Mr. Greene, Ms. Westfall, and Ms. Bouchard all have SERP agreements. They are designed to make up the shortfall (when compared to a non-highly compensated employee) in replacing income at retirement due to IRS compensation and benefit limits under the 401(k) Plan and Social Security. With a SERP in place, participants should be able to replace 65 – 75% of their final average compensation. Please refer to page 22 for a detailed discussion of the SERP benefits provided to named executive officers.

Defined Contribution Retirement Plan (“DCRP”).  In 2007 the Committee elected to design a new executive compensation program that would replace the SERP for new executives in an effort to create a retirement plan that would better attract, retain and reward certain members of senior management. Working with Watson Wyatt over several months, the DCRP was drafted, reviewed, analyzed, and ultimately recommended to the Board, who approved the DCRP.

The DCRP, an unfunded deferred compensation plan effective January 1, 2008, is for the benefit of a select group of senior management employees of the Company. Each year, on or about March 15 (beginning in 2008), 10% of each participant’s annual base salary and bonus for the prior year will be “credited” to an account administered by the Company, and delineated in “Deferred Stock Units” based on the price of our Company stock on the day of the award. Vesting occurs ratably from the date of participation in the Plan to the participant’s age 65. Upon retirement or termination, the account is paid out in shares of Company stock, less the equivalent number of shares withheld for the payment of taxes. Timothy Nightingale, an executive officer in 2009, was a participant in this Plan, effective January 1, 2008 and Deborah Jordan became a participant in this Plan as of January 1, 2009.

Employment Agreements.  We maintain an employment agreement with our former CEO and current Senior Executive Consultant to the Chairman of the Board and Senior Advisor to Company Officers, Robert W. Daigle. This agreement was last amended and approved by the Board of Directors on April 29, 2008 and a summary was filed on Form 8-K on May 1, 2008. This agreement triggers certain benefits upon a termination of employment or retirement. Pursuant to the agreement, if Mr. Daigle’s employment is terminated by the Company during the term “without cause” (as defined in the agreement) or by Mr. Daigle for “good reason” (as defined in the agreement) and upon Mr. Daigle’s retirement on June 30, 2009, he is entitled to receive (a) two years base salary continuation, commencing as soon as permitted under IRS Code Section 409A, and (b) continued participation in the Company’s health insurance plans for so long as Mr. Daigle is eligible to participate in such plans. Upon Mr. Daigle’s retirement on June 30, 2009, Mr. Daigle will also receive (i) in lieu of his participation in the Company’s SERP, a monthly retirement payment of $10,895.50 for the rest of his life or, if longer, 180 months, commencing on the first day of the first month following his retirement, (ii) accelerated vesting of Mr. Daigle’s Restricted Stock Award dated March 27, 2008 and (iii) in lieu of the medical coverage the Company provides to certain retirees described below, a single lump sum cash payment of $37,500.

Medical and Life Insurance.  To help alleviate the concern about the cost of medical insurance at retirement, full time employees who retire with twenty or more years of continuous service and have reached at least age 55 are eligible to participate in our medical insurance program and receive $250.65 per month toward individual coverage, as well as $10,000 of life insurance coverage (which is reduced to $5,000 at age 70). Employees who retire with at least ten years or more of continuous service and have reached at least age 55 may continue to utilize our group medical plan at their cost. When an employee reaches age 65, the coverage automatically changes to a Medicare supplemental plan.

Retirement Savings 401(k) Plan.  Employees who retire with at least ten years of continuous service and have reached at least age 55 may elect to continue their participation in our Company’s 401(k) Plan and the fees will be waived.

Other Elements

Executive Deferred Compensation Plan (“EDCP”).  The Committee administers an EDCP that allows executives to defer up to 100% of salary and annual bonus (after the payment of FICA taxes). The EDCP was updated in 2007 to comply with IRS Code Section 409A, and to provide additional flexibility to participants on the timing of benefits. This program is available to current participants in the EIP, including the CEO and the other named executive officers. The EDCP is unfunded for purposes of ERISA and the participants are only unsecured creditors of the Company with respect to claims for benefits under the EDCP. Offering the EDCP is a cost effective way to provide another incentive for executives to stay with the Company until retirement.

Company Vehicles.  The CEO and Chief Banking Officer are each provided a Company vehicle to use for business purposes, due to the business travel expectations of these two positions, as well as the importance of their visibility. The value for personal use is added to their annual income. When Mr. Daigle retires on June 30, 2009, Mr. Dufour as CEO will be the only named executive officer with a Company vehicle.

Financial Planning Fringe Benefit Plan.  The purpose of this fringe benefit is to encourage and enable the named executive officers to engage the services of an advisor for tax planning, personal estate planning, and/or general financial planning purposes. The Committee views this benefit as especially important in light of the various components of executive compensation and the related tax implications. Executives are eligible to receive up to $3,000 per calendar year for this purpose, and may select their own advisors. The value used each year is considered taxable income.

Donations.  Each year, named executive officers may direct donations of up to $2,000 to charitable organizations of their choosing, subject to final approval by Camden National Bank’s Donations Committee. The Committee recognizes the importance of charitable giving by the Company’s senior officers, and provides this benefit as additional encouragement.

Stock Ownership Guidelines

Stock ownership guidelines were established in January 2005 for named executive officers, and stock must be owned outright to count toward meeting this requirement. Based on these guidelines, Mr. Dufour must own one times his January 2005 base salaries in Company stock by January 1, 2010, and he must own two times his January 2005 base salaries in Company stock by January 1, 2015. Named executive officers hired or promoted after January 1, 2005 will have five and ten years, respectively, from the date of promotion or participation in the executive compensation program to meet the ownership requirements for their respective positions. We review the actual ownership for each executive annually in light of the guidelines, and all executives are on track to meeting their respective requirements. Stock ownership guidelines for named executive officers are currently being reviewed by the Compensation Committee and adjustments could be made as a result.

Conclusion

Based on its analysis of each element of executive compensation, and the package as a whole, the Committee believes that our executive compensation program is appropriate for attracting and retaining the executive team necessary to meet the Company’s overall performance objectives. In addition, the compensation paid to executives is justifiable and fair in light of their contributions, and reasonable in light of the improvement in shareholder value that is required for the potential awards under the various plans.

The following report by our Compensation Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis Report in its entirety with management, and based on the review and discussion, recommended to the Board of Directors that it be included in the Company’s Annual Report on Form 10-K and Proxy Statement.

Submitted by:	Ward I. Graffam, Chairman Ann W. Bresnahan John W. Holmes Rendle A. Jones Karen W. Stanley

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation earned in the last three fiscal years, by our Chief Executive Officer, Chief Financial Officer and the other most highly compensated executive officers whose total compensation was $100,000 or more, excluding the amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

Name and Principal Position	Year	Salary(4) ($)		Bonus ($)		Stock Awards(16) ($)	Option Awards(17) ($)	Non-Equity Incentive Plan Compensation(18) ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(19) ($)	All Other Compensation(20) ($)		Total ($)
Robert W. Daigle(1) President and Chief Executive Officer	2008	$310,000		$100,000	(11)	$126,149	$—	$—		$892,000	$24,639		$1,452,788
	2007	310,000		—	(12)	58,585	—	—	(12)	—	34,661	(21)	403,246
	2006	310,000	(5)	—		26,801	—	—		124,100	27,765	(22)	488,666
Deborah A. Jordan Chief Financial Officer (PFO 9/1/08 to present)	2008	53,846		45,000	(13)	—	3,725	—		—	17,914	(23)	120,485
Susan M. Westfall (PFO 7/3/08 – 8/31/08)	2008	103,808	(6)	7,000	(14)	1,148	3,671	—		86,200	9,083		210,910
Sean G. Daly (PFO until 7/2/08)	2008	97,033		—		1,795	—	—		—	7,009		105,837
	2007	150,000		32,000	(15)	12,369	8,555	18,000		—	12,042		232,966
	2006	135,000		—		1,497	11,385	—		—	30,687	(24)	178,569
Gregory A Dufour(2) Chief Banking Officer	2008	238,846		—		17,410	—	—		—	19,129		275,385
	2007	190,000		38,600	(15)	24,521	—	11,400		—	18,228		282,749
	2006	190,000		—		13,627	—	—		50,200	17,583		271,410
Joanne T. Campbell SVP Risk Management	2008	124,585	(7)	—		1,329	3,921	—		27,000	10,066		166,901
Peter F. Greene SVP Operations	2008	124,610		—		—	—	—		23,000	288,369	(25)	435,979
Laurel J. Bouchard(3) Chief Administrative Officer	2008	42,327	(8)	—		1,750	—	—		138,500	160,064	(26)	342,641
	2007	155,000	(9)	14,400	(15)	20,504	—	18,600		—	13,307		221,811
	2006	155,000	(10)	—		12,029	—	—		48,800	14,827		230,656

(1)	Effective January 1, 2009, Mr. Daigle assumed the roles of Senior Executive Consultant to the Chairman of the Board and Senior Advisor to Company Officers.
(2)	Effective January 1, 2009, Mr. Dufour was appointed to serve as the Company’s Chief Executive Officer.
(3)	Effective March 31, 2008, Ms. Bouchard resigned her position with the Company.
(4)	In addition to the salaries, amounts include (i) compensation deferred pursuant to the Company’s 401(k) Plan, which allows employees of the Company and its participating subsidiaries to defer up to the maximum amount allowed by federal tax laws, subject to applicable limitations in Section 401(k) of the Internal Revenue Code of 1986, as amended, and (ii) compensation deferred pursuant to the Company’s non-qualified deferred compensation plan, which allows executive officers of the Company to defer up to 100% of base salary and incentive compensation.
(5)	This amount includes $266,246 that was deferred to the EDCP.
(6)	This amount includes $10,381 that was deferred to the EDCP.
(7)	This amount includes $13,708 that was deferred to the EDCP.
(8)	This amount includes $14,700 that was deferred to the EDCP.
(9)	This amount includes $25,962 that was deferred to the EDCP.
(10)	This amount includes $25,000 that was deferred to the EDCP.

(11)	Cash award was based on Mr. Daigle’s contribution to the Company’s success and to make up for the fact that his base salary has not been increased for several years.
(12)	Mr. Daigle voluntarily waived his eligibility for both a non-equity incentive plan award under EIP and the additional cash award for 2007 in order that other participants in the EIP might receive larger bonuses given their considerable contributions.
(13)	This amounts reflect the minimum 2008 bonus commitment per hiring agreement.
(14)	Cash award was based on Ms. Westfall’s contribution as interim principal financial and accounting officer.
(15)	Cash awards were made for 2007 based on outstanding contributions relative to the due diligence and integration of Union Trust Company.
(16)	In accordance with SFAS 123(R) the amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, of stock awards pursuant to the 2003 Stock Option and Incentive Plan and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculations of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K.
(17)	In accordance with SFAS 123(R) the amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, of option awards pursuant to the 2003 Stock Option and Incentive Plan and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculations of these amounts for fiscal years ended December 31, 2006, 2007 and 2008 are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K.
(18)	The amounts in this column reflect payouts under the Executive Incentive Plan (EIP).
(19)	The amounts in this column reflect the changes in value of the Company’s nonqualified, noncontributory, defined-benefit supplemental executive retirement program. Changes in pension values for 2007 were negative; for Mr. Daigle $161,800, Mr. Dufour $46,300 and Ms. Bouchard $239,100 due to changes in actuarial assumptions related to projected compensation. In 2008 the change in pension value for Mr. Dufour was negative $40,700 due to changes in actuarial assumptions.
(20)	The amounts in this column include (i) 401(k) matching contributions by the Company, (ii) a 3% profit sharing allocation under the Company’s Retirement Savings Plan, (iii) the Company’s discretionary contributions to the EDCP, (iv) dividend value on stock awards not factored into the grant date fair value, (v) relocation expenses, (vi) vehicle personal use benefit value, (vii) personal financial planning benefit value, (viii) severance payments, and (ix) change in control payments. No named executive officer received preferential or above-market earnings on deferred compensation.
(21)	This amount includes $11,227 in 2007 discretionary contributions to Mr. Daigle’s EDCP account to replace 401(k) match and 3% profit sharing amounts not received on 2006 deferred compensation.
(22)	This amount includes $18,691 in discretionary contributions to Mr. Daigle’s EDCP account, of which $7,463 relates to prior years. In 2006 the Board of Directors approved discretionary contributions to replace 401(k) match and 3% profit sharing amounts not received on deferred earnings.
(23)	This amount includes $13,995 for relocation expenses.
(24)	This amount includes $17,708 for relocation expenses.
(25)	This amount includes $279,376 for a change in control payment received as a result of Union Trust Company being acquired in 2008 by the Company.
(26)	This amount includes $155,596 paid or accrued for severance payments.

Grants of Plan-Based Award Table

The following table summarizes stock grants made during 2008 to executive officers named in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Share of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Robert W. Daigle	4/29/08	$—	$—	$—	—	—		—	4,205	(4)	—		$—
Deborah A. Jordan	9/01/08	—	—	—	—	—		—	—		7,500	(7)	28.90
	3/09/09	—	—	—	—	867	(1)	—	—		—		—
Susan M. Westfall	2/26/08	—	—	—	—	—		—	213	(5)	—		—
	2/24/09	—	—	—	—	1,000	(2)	—	—		—		—
	3/09/09	—	—	—	—	134	(1)	—	—		—		—
Sean G. Daly	2/26/08	—	—	—	—	—		—	475	(6)	—		—
Gregory A. Dufour	2/26/08	—	—	—	—	—		—	475	(5)	—		—
	2/24/09	—	—	—	—	10,000	(2)	—	—		—		—
	2/24/09	—	—	—	—	2,000	(3)	—	—		—		—
	3/09/09	—	—	—	—	—		—	—		—		—
Joanne T. Campbell	2/26/08	—	—	—	—	2,500	(2)	—	237	(5)	—		—
Peter F. Greene	2/24/09	—	—	—	—	2,500	(2)	—	—		—		—
Laurel J. Bouchard	—	—	—	—	—	—		—	—		—		—

(1)	Amount reflects 20% of 2008 cash bonus used to purchase restricted shares on March 9, 2009 under the MSPP at $10.37 per share, a discount of one-third of the closing market price of $15.56 on the date of the grant. These shares will fully vest two years after the grant date.
(2)	Amount reflects stock options issued on February 24, 2009 at a strike price of $24.46 per share. Mr. Dufour’s were as a result of his promotion to CEO.
(3)	On February 24, 2009, a total of 2,000 shares of restricted stock were granted to Mr. Dufour with a 3-year annual vesting schedule.
(4)	On April 29, 2008, a total of 4,205 shares of restricted stock were granted to Mr. Daigle, with restrictions to lapse on June 30, 2009.
(5)	On February 26, 2008, executive officers purchased restricted shares in lieu of 20% of their 2007 annual incentive and cash bonuses under the MSPP at $21.05 per share, a discount of one-third of the closing market price of $31.57 on the date of the grant. These shares will fully vest two years after the grant date.
(6)	In connection with his resignation, Mr. Daly forfeited his shares purchased on February 26, 2008 in lieu of 20% of his 2007 annual incentive and cash bonus under the MSPP and received reimbursement for the amount originally paid of $21.05 per share, a discount of one-third of the closing market price of $31.57 on the date of the grant.
(7)	In connection with her appointment as the new Chief Financial Officer, Ms. Jordan was granted 7,500 stock options with a 5-year annual vesting schedule on September 1, 2008.

The annual EIP for executive officers is tied specifically to the annual budget and approved by the Board of Directors. Potential cash awards are earned relative to performance to budget for that year. If 100% of the budget goal is achieved, executives receive their respective target percentages of base salary (between 25% – 50%). Awards are made to executives when actual performance is 96% – 110% of budgeted projections with a 20% adjustment in the targeted award for each percentage point above and below the budget target. There are no payouts for performance below 96% of the budget and awards are capped at 110% of budget, at which level executives could receive 200% of their respective target awards. Based on 2008 financial performance compared to budget targets, there were no payouts under the EIP. In 2007, there were payouts under the EIP and they are reflected on the Compensation Table in the Non-Equity Incentive Plan Compensation column. Additional cash awards were made to all EIP participants based on their outstanding contributions in

2007. Mr. Daigle voluntarily waived his eligibility for both payments in order that other participants might receive larger bonuses given their considerable contributions to the organization’s overall success during 2007. In 2006, there were no payouts under the EIP.

The executive officers may participate in the MSPP up to the 20% of the annual EIP award. Under the MSPP, participants receive restricted shares of our Company’s common stock in lieu of a portion of the annual EIP award. The restricted shares are granted at a discount of one-third of the fair market value of the stock on the date of the grant, and vest two years after the grant date if the participant remains employed by the Company for such period. During the vesting period, dividends are paid on the restricted stock and the recipients are entitled to vote these restricted shares. If a named executive officer terminates employment prior to the vesting date (except in the case of retirement), she or he forfeits the shares and is reimbursed by us for the lesser of the amount originally used to purchase the restricted shares or the current fair value of the shares.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes outstanding equity awards at December 31, 2008 to executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Share or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert W. Daigle	—	—	—	$—	—	6,545	(1)	$176,584	—	$—
Deborah A. Jordan	—	7,500	—	28.90	09/01/18	—		—	—	—
Susan M. Westfall	900	600	—	36.69	01/25/15	246	(2)	6,637	—	—
	300	450	—	34.95	02/13/16	—		—	—	—
	200	800	—	44.51	05/12/17	—		—	—	—
Sean G. Daly	—	—	—	—	—	—		—	—	—
Gregory A. Dufour	—	—	—	—	—	1,336	(3)	36,036	—	—
Joanne T. Campbell	900	600	—	36.69	01/25/15	270	(4)	7,285	—	—
	400	600	—	34.95	02/13/16	—		—	—	—
	200	800	—	44.51	05/12/17	—		—	—	—
Peter F. Greene	—	—	—	—	—	—		—	—	—
Laurel J. Bouchard	—	—	—	—	—	—		—	—	—

(1)	Amount includes (i) 2,340 shares from restricted shares issued on March 27, 2007 with a 3-year annual vesting schedule and (ii) 4,205 shares from restricted shares issued April 29, 2008 that will vest on June 30, 2009.
(2)	Amount includes (i) 33 shares purchased on February 12, 2007 at $29.67 per share under the MSPP, and (ii) 213 shares purchased on February 26, 2008 at $21.05 per share under the MSPP.
(3)	Amount includes (i) 861 shares from restricted shares issued on March 27, 2007 with a 3-year annual vesting schedule, (ii) 475 shares purchased on February 26, 2008 at $21.05 per share under the MSPP.
(4)	Amount includes (i) 33 shares purchased on February 12, 2007 at $29.67 per share under the MSPP, and (ii) 237 shares purchased on February 26, 2008 at $21.05 per share under the MSPP.
(5)	Amount based on a market value of $26.98 at December 31, 2008.

Option Exercises and Stock Vested Table

The following table summarizes the number of shares acquired and the dollar amounts realized by the executive officers named in the Summary Compensation Table during 2008 on the exercise of stock options and vesting of shares of stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)		Value Realized on Vesting(3) ($)
Robert W. Daigle	—	$—	2,503	(4)	$63,152
Deborah A. Jordan	—	—	—		—
Susan M. Westfall	—	—	206	(5)	2,295
Sean G. Daly	—	—	596	(6)	14,389
Gregory A. Dufour	—	—	1,144	(7)	27,107
Joanne T. Campbell	—	—	214	(8)	2,384
Peter F. Greene	—	—	—		—
Laurel J. Bouchard	1,875	27,208	942	(9)	22,357

(1)	The “value realized” represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized is determined without considering any taxes, which may be owed.
(2)	On January 25, 2005, shares of restricted stock were awarded to three of the named executive officers (Mr. Daigle, Mr. Dufour and Ms. Bouchard). These shares had a 3-year vesting schedule, with one third vesting each year on January 25, 2006, 2007 and 2008, and had a $0 basis: the executive officer is required to pay the minimum state, federal, and FICA taxes at the time of vesting. On February 14, 2006, executive officers purchased restricted shares in lieu of 20% of their 2006 annual incentive bonus under the MSPP at $23.30 per share, a discount of one-third of the closing market price of $34.95 on the date of the grant. These shares vested on February 14, 2008. On March 27, 2007, shares of restricted stock were awarded to four of the named executive officers (Mr. Daigle, Mr. Daly, Mr. Dufour and Ms. Bouchard). These shares had a 3-year vesting schedule, with one third vesting each year on March 27, 2008, 2009 and 2010, and had a $0 basis: the executive officer is required to pay the minimum state, federal, and FICA taxes at the time of vesting.
(3)	The “value realized” represents (i) the closing market value on the vesting date of January 25, 2008 of $29.87 for shares issued on January 25, 2005, (ii) the difference between the closing market value on the vesting date of February 14, 2008 of $34.44 for shares issued on February 14, 2006 and the discounted price paid for the shares of $23.30 on February 14, 2006, and (iii) the closing market value on the vesting date of March 27, 2008 of $34.00 for shares issued on March 27, 2007. The value realized is determined without considering any taxes that may be owed.
(4)	Amount includes (i) 455 shares that vested on January 25, 2008, (ii) 878 shares that vested on February 14, 2008, and (iii) 1,170 shares that vested on March 27, 2008.
(5)	Amount includes (i) 206 shares that vested on February 14, 2008.
(6)	Amount includes (i) 257 shares that vested on February 14, 2008, and (ii) 339 shares that vested on March 27, 2008.
(7)	Amount includes (i) 242 shares that vested on January 25, 2008, (ii) 472 shares that vested on February 14, 2008, and (iii) 430 shares that vested on March 27, 2008.
(8)	Amount includes (i) 214 shares that vested on February 14, 2008.
(9)	Amount includes (i) 205 shares that vested on January 25, 2008, (ii) 386 shares that vested on February 14, 2008, and (iii) 351 shares that vested on March 27, 2008.

Pension Benefits Table

The following table summarizes the pension benefits for each of the executive officers named in the Summary Compensation Table during 2008.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Robert W. Daigle	Benefit Per Employment Agreement(2)	—	$1,561,000	$—
Deborah A. Jordan	—	—	—	—
Susan M. Westfall	Supplemental Executive Retirement Program	29	259,000	—
Sean G. Daly	—	—	—	—
Gregory A. Dufour	Supplemental Executive Retirement Program	7	161,000	—
Joanne T. Campbell	Supplemental Executive Retirement Program	12	111,000	—
Peter F. Greene	Supplemental Executive Retirement Program	26	127,000	—
Laurel J. Bouchard	Supplemental Executive Retirement Program	9	199,000	—

(1)	The amounts in this column reflects the present value of accumulated benefits payable to each of the named executive officers, determined using interest rate and mortality rate assumptions consistent with those used in footnote 14 to the Company’s audited financial statements for the fiscal year ended
December 31, 2008, included in the Company’s Annual Report on Form 10-K.
(2)	In lieu of the SERP, Mr. Daigle will receive a monthly lifetime benefit (with 15 years certain) of $10,895.50 per his Amended and Restated Employment Agreement dated April 29, 2008.

The Company provides a nonqualified, noncontributory, defined benefit, supplemental retirement program (SERP) for certain highly compensated executives. Under the SERP, in which Ms. Westfall, Mr. Dufour, Ms. Campbell and Ms. Bouchard are participants, an executive is required to have five years of service to be eligible for a vested benefit under the their existing SERP. Participants in this SERP may receive upon retirement at age 55 or older, a monthly lifetime benefit (with 15 years certain) that is calculated based on targeting 65% – 75% of the participant’s average salary and annual incentive bonus for the 36 consecutive months of employment during which the participant’s compensation was the highest, factoring years of service, and allowing for reductions relative to (a) 50% of the participant’s projected primary Social Security benefits; (b) the benefit from the portion of the participant’s 401(k) arising from employer contributions plus earnings; (c) the benefit from the distribution and projected earnings resulting from the termination of the Company’s defined benefit pension plan in 2001; and (d) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. A total retirement benefit cap of 75% was instituted for participants when years of service exceed 25 years. The Agreement provides for a 15-year guaranteed benefit starting at age 65 for vested participants who leave the Company prior to age 55. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 55. If the executive retires before age 62, the accrued benefit is reduced by the early commencement factor that starts at 64% at age 55 up to 100% age 62. Benefits are also reduced for executives who retire with less than 25 years of service.

Mr. Greene’s SERP requires 12 years of consecutive service to be eligible for a 100% vested benefit for which he is entitled. As a participant in this SERP he may receive upon retirement at age 65, a 15 years certain benefit that is calculated based on 70% of his average salary of the highest three years of salary from the five years period prior to retirement, and allowing for reductions relative to (a) 50% of his projected primary Social Security benefits; (b) the benefit from the distribution of Union Trust Company’s defined benefit pension plan in 2008 assuming a benefit election of lifetime, ten years certain; and (c) the benefit from the portion of his 401(k) arising from employer contributions plus earnings; and (d) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 60. If prior to attaining the age of sixty, Mr. Greene voluntarily terminates employment with the Company for any reason other than disability, then the Company shall not be required to make any payments under this Agreement.

Under Mr. Daigle’s employment agreement, upon Mr. Daigle’s retirement on June 30, 2009, Mr. Daigle will receive, in lieu of his participation in the Company’s SERP, a monthly retirement payment of $10,895.50 for the rest of his life or, if longer, 180 months, commencing on the first day of the first month following his retirement.

Nonqualified Deferred Compensation Table

The following table summarizes the nonqualified deferred compensation for each of the executive officers named in the Summary Compensation Table during 2008.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert W. Daigle	$—	$—	$(194,531)	—	$841,392	(1)
Deborah A. Jordan	—	—	—	—	—
Susan M. Westfall	10,381	667	(26,319)	—	46,662	(2)
Sean G. Daly	—	—	—	—	—
Gregory A. Dufour	—	—	—	—	—
Joanne T. Campbell	13,708	762	(17,717)	—	44,683	(3)
Peter F. Greene	—	—	—	—	—
Laurel J. Bouchard	14,700	9,491	(15,959)	—	62,190	(4)

(1)	Starting balance was $1,035,923 and was included in prior year disclosures.
(2)	Starting balance was $61,933.
(3)	Starting balance was $47,929.
(4)	Starting balance was $53,958 and was included in prior year disclosures.

The EDCP allows participants to defer up to 100% of salary and/or annual incentive bonus, after payment of FICA taxes. For 2008, each participant had an individual agreement setting forth the terms of the EDCP.

Executives have investment options that mirror the investment options available in our 401(k) Plan. The Company made contributions to participant accounts equivalent to the amount of safe harbor match and profit sharing contribution to which they would have been entitled in 2008 had it not been for the amount of the Deferred Compensation (subject to the IRS limits).

The table below shows the funds available for utilization under the EDCP and their annual rate of return for the calendar year ended December 31, 2008, as reported by the administrator:

Investment Option	2008 Rate of Return
Artisan International Fund	-46.96%
Dodge & Cox Int’l Stock Fund	-46.69%
Vanguard Life Strategy Growth Fund	-34.39%
Vanguard 500 Index Signal	-36.97%
Fidelity Contra Fund	-37.16%
Mutual Beacon Fund	-40.37%
Dodge & Cox Stock Fund	-43.31%
Fidelity Low Priced Stock Fund	-36.17%
Brandywine Fund	-44.50%
T.Rowe Price New Horizon Fund	-38.78%
Royce Total Return Fund	-31.17%
Vanguard Wellesley Income-Admiral	-9.79%
Vanguard Life Strategy Income Fund	-10.53%
Vanguard Life Strategy Conservative Growth Fund	-19.52%
Vanguard Life Strategy Moderate Growth Fund	-26.50%
Vanguard Total Bond Market Index Signal	5.15%
Vanguard Short-Term Bond Signal	5.51%
Vanguard Retirement Savings Trust	4.28%
Camden National Bank Money Market	1.74%

Participants may elect to receive the funds in a lump sum, annual installments over a period of five years or annual installments over a period of 10 years. The lump sum method shall be the automatic form of payment for participants whose balance at retirement or termination of employment does not exceed the dollar limit then in effect under IRS Code Section 402(g), or if no other method is elected and validly in effect for vested benefit. Installments for each year shall be calculated by dividing the account balance then payable by the number of years remaining on the installment schedule.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans to which the named executive officers would be entitled upon termination of employment or following a change in control of the Company. The calculations assume that such termination or change in control was effective as of December 31, 2008.

Name	Cash Severance Payment ($)		Continuation of Medical Benefits ($)		Acceleration of Equity Awards(1) ($)	Total Benefits ($)
Robert W. Daigle(2)
Voluntary termination	$—		$—		$—	$—
Involuntary termination without cause	620,000	(3)	35,700	(4)	—	655,700
For cause termination	—		—		—	—
Voluntary for good reason (after change-in-control)	620,000	(3)	35,700	(4)	176,584	832,284
Deborah A. Jordan	—		—		—	—
Susan M. Westfall Change-in-control	—		—		1,175	1,175
Sean G. Daly	—		—		—	—
Gregory A. Dufour Change-in-control	—		—		26,039	26,039
Joanne T. Campbell Change-in-control	—		—		1,317	1,317
Peter F. Greene Change-in-control	—		—		—	—
Laurel J. Bouchard	—		—		—	—

(1)	Under the 2003 Stock Option and Incentive Plan, each outstanding stock option and restricted stock award becomes fully exercisable upon a change in control. The “value realized” is based on the closing market value of $26.98 at December 31, 2008.
(2)	Mr. Daigle is the only executive officer who would receive payments and benefits not extended on a non-discriminatory basis to other salaried employees upon termination of employment under certain circumstances. The potential payments and benefits under the Company’s compensation and benefit plans to which Mr. Daigle would be entitled, are as described in his Employment Agreement and amendments thereof.
(3)	Represents the value of two years of base salary, payable according to the Company’s regular payroll schedule, and which would be reduced by standard withholding and authorized deductions.
(4)	Represents the present value of the lump sum payment in lieu of the medical coverage subsidy that is provided to certain retirees.

The Company currently does not have Change in Control agreements in place for named executive officers. The Compensation Committee is currently reviewing and may recommend to the Board of Directors that Change in Control agreements be put in place for certain named executive officers.

Director Compensation Table

The following table summarizes compensation paid to non-employee directors during 2008.

Name	Fees Earned or Paid in Cash by Company ($)	Fees Earned or Paid in Cash by Subsidiaries ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ann W. Bresnahan	$18,175	$7,600	(1)	$—	$—	$—	$—	$—	$25,775
Robert J. Campbell	14,725	12,000	(2)	—	—	—	—	—	26,725
David C. Flanagan	17,800	9,000	(1)	—	—	—	—	—	26,800
Ward I. Graffam	21,375	12,000	(2)	—	—	—	—	—	33,375
John W. Holmes	20,025	9,600	(1)	—	—	—	—	—	29,625
Rendle A. Jones	25,725	26,000	(3)	—	—	—	—	—	51,725
James H. Page	13,125	—		—	—	—	—	—	13,125
Robin A. Sawyer	18,625	500	(4)	—	—	—	—	—	19,125
Karen W. Stanley	14,750	—		—	—	—	—	—	14,750

(1)	Fees received as a director of Camden National Bank, a subsidiary of the Company.
(2)	Fees received as a director of Acadia Trust, N.A., a subsidiary of the Company.
(3)	Fees of $14,000 received as a director of Camden National Bank, and $12,000 received as a director of Acadia Trust, N.A., both subsidiaries of the Company.
(4)	Fee received for attendance at an Acadia Trust, N.A. director meeting.

Directors who are also employees do not receive any compensation for serving as directors or as members of committees. Directors who are not employees receive a $625 monthly retainer (chairpersons of the audit and compensation committees, $775), $600 for attendance at each regular meeting of the Board of Directors, and $325 for attendance at each meeting of a committee (audit committee, $500) of the Board of Directors. The Chairman of the compensation committee also receives $500 for attendance at each meeting of the committee. In addition, the Chairman of our Company’s Board of Directors receives an annual retainer of $7,500. No additional fees were paid for membership on committees or for attendance at board or committee meetings.

Director compensation is paid monthly to those directors who do not defer their compensation. Any director of our Company may defer up to 100% of his or her fees and retainer in any calendar year. Investment options for the director deferred compensation plan were the same as those in our Company’s 401(k) Plan. Directors have the option to continue to use the phantom stock investment option for their December 31, 2006 balances; balances are adjusted quarterly based on the current market value of the Company’s stock price. The balance in the deferred account is paid out to the director, or the designated beneficiary, according to the instructions filed by the Director, subject to the limitations imposed by IRS Code Section 409A.

The following report by our Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Audit Committee Report

The Audit Committee is responsible for assisting the Board of Directors in overseeing the Company’s financial reporting process. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls, as well as preparation of its financial statements. The Company’s independent registered public accounting firm, Berry, Dunn, McNeil & Parker (“BDMP”), is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements and financial disclosure controls, as of and for the year ended December 31, 2008.

The Audit Committee also has discussed with the Company’s independent auditors the matters required to be discussed by the Auditing Standards Board of The American Institute of Certified Public Accountants’ Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent auditors, as required by the independence standards of the Public Company Accounting Oversight Board, and has discussed with the independent auditors the auditors’ independence.

Based on the reviews and discussions referenced above, the Company’s Audit Committee recommended to the Board of Directors of the Company that the financials statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

As of December 31, 2008, each of the members of the Company’s Audit Committee is independent as such term is defined under the listing standards of The NASDAQ Stock Market, LLC.

The Board of Directors has determined that the Company has at least one “audit committee financial expert” serving on its Audit Committee. Ms. Robin A. Sawyer, CPA, the Chairman of the Audit Committee, meets the criteria for an “audit committee financial expert” and is “independent” within the meaning of the rules adopted by the NASDAQ Stock Market LLC pursuant to the Sarbanes-Oxley Act of 2002.

During the years ended December 31, 2008 and 2007, the Company paid the following fees to BDMP, the Company’s independent registered public accounting firm:

Audit Fees:  The aggregate fees for professional services rendered by the principal accountant, BDMP, for the audit of the Company's annual financial statements in compliance with the Sarbanes-Oxley Act of 2002, internal control reporting under Sarbanes-Oxley Section 404, review of financial statements included in the Company’s Form 10-Q's, consent procedures and review of the S-4 filing for the acquisition of Union Bankshares Company, were $199,400 and $177,710, for the years ended December 31, 2008 and 2007, respectively.

Audit Related Fees:  The aggregate fees for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company’s financial statements for the years ended December 31, 2008 and 2007 were $17,000 and $31,040, respectively. These services related primarily to the audit of the Company’s employee benefit plan and 2007 also includes the audit of a common trust fund.

Tax Fees:  The aggregate fees for professional services rendered by BDMP for tax compliance, tax audit assistance, tax advice and tax planning for the years ended December 31, 2008 and 2007 were $27,600 and $22,910, respectively. The nature of the services comprising the fees disclosed under this category are preparation of federal and state tax returns, assistance with IRS audit, review of estimated tax payments, and review of compliance with information reporting requirements.

All Other Fees:  The aggregate fees for services provided by BDMP, other than the services reported in the paragraphs above, for the years ended December 31, 2008 and 2007 were $0 and $0, respectively.

No services were rendered for financial information systems design and implementation or internal audit.

All audit and non-audit services provided by the Company’s external auditors are pre-approved by the Audit Committee.

The Company’s Audit Committee has considered the compatibility of the non-audit services furnished by the Company’s auditing firm with the firm’s need to be independent.

Submitted by:	Robin A. Sawyer, CPA, Chairperson Robert J. Campbell David C. Flanagan John W. Holmes

Certain Business Relationships

No nominee for director, other continuing director or executive officer of the Company engaged in any transaction with the Company or any of its subsidiaries during fiscal year 2008, in which the amount involved exceeded or exceeds $120,000, other than the financial transactions described below in the “Indebtedness of Management” section.

Indebtedness of Management

The Company’s nominees for directors, continuing directors and executive officers, members of the immediate family of continuing directors and executive officers, and entities which directors, continuing directors or executive officers control (other than subsidiaries of the Company), have had, and are expected to have in the future, loan transactions with one or more of the Company’s subsidiaries. As of December 31, 2008, the outstanding loans by the Company’s subsidiary bank to the Company’s nominees for directors, continuing directors and executive officers amounted to an aggregate of approximately $4.4 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

All loans made by the Company and its bank subsidiary to directors and executive officers are regulated by the Company’s federal regulators. These regulations (known as “Regulation O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, the Sarbanes-Oxley Act of 2002 permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer. We have adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interest. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the board of directors of the appropriate subsidiary bank. We believe that all extensions of credit to our directors and officers satisfy the foregoing conditions.

Equity Compensation Plan Information

Securities Authorized for Issuance Under Equity Compensation Plans.  The following table provides information as of December 31, 2008 with respect to the Company’s 2003 Stock Option and Incentive Plan, under which shares of the Company’s Common Stock are authorized for issuance. The 2003 Stock Option and Incentive Plan, and any amendments thereto, were previously approved by stockholders. A total of 665,806 shares of common stock remain available for issuance under the 2003 Stock Option and Incentive Plan.

	Number of Securities to be Issued upon Exercise of Outstanding Options and Vesting of Restricted Shares (#)	Weighted-average Exercise Price ($)
Stock options outstanding	91,600	$36.73
Non-vested restricted stock	7,406	37.99
Stock Purchase (MSPP)	3,262	11.29
Total	102,810	$33.62

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Berry, Dunn, McNeil & Parker has served as the Company’s independent public accounting firm since the Company’s formation in 1985, and as Camden National Bank’s independent public accounting firm since 1980. At the recommendation of the Audit Committee, Berry, Dunn, McNeil & Parker has been selected to continue to serve as the Company's accountant for 2009. The Company has not had any disagreements with Berry, Dunn, McNeil & Parker on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. At the Annual Meeting, shareholders will be asked to ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s accountant for the fiscal year ending December 31, 2009. Representatives of Berry, Dunn, McNeil & Parker will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

The Board of Directors recommends voting “FOR” the ratification of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2009.

OTHER MATTERS

Nominations by Shareholders

Nominations for election to the Company’s Board of Directors may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the Secretary of the Company no later than the close of business of the 90th day, or earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s Annual Meeting. In the event that the date of the Annual Meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting, and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice shall set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, the nominating shareholder shall furnish (a) as to the nominating shareholder and the beneficial owner, if any, on whose behalf the proposal is made the name and residence address of the nominating shareholder; and (b) the number of shares of Common Stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting may disregard any nominations not made in accordance with these provisions, and may instruct the inspector of election to disregard all votes cast for each such nominee. To date, no stockholder has proposed a candidate pursuant to our By-laws. If a stockholder should propose a candidate, we anticipate that the Governance Committee would evaluate that candidate on the basis of the criteria noted above. For additional information, please refer to Section 2.1 of our By-laws and to “Shareholder Proposals for Annual Meetings” below.

Shareholder Proposals for Next Annual Meeting

Shareholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company’s proxy statement and form of proxy for the 2010 Annual Meeting of Shareholders must be received by the Company by November 15, 2009. Such a proposal must also comply with the requirements as to form and substance established by the Commission for such a proposal to be included in the proxy statement and form of proxy. Shareholders may also propose business to be brought before an annual meeting pursuant to our Bylaws. Under our Bylaws, to be timely, a stockholder’s notice must be received by the Company no earlier than December 30, 2009 and no later than January 28, 2010.

Shareholder Communications

Our shareholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing committees of the Board of Directors by writing directly to those individuals c/o Camden National Corporation at the following address: Two Elm Street, Camden, Maine 04843. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to all of our employees, officers and directors. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Code of Ethics on our website located at www.camdennational.com.

Financial Statements

The Annual Report on Form 10-K, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with the United States generally accepted accounting principles, is being distributed to all Company shareholders of record and is enclosed herewith.

Other Business Matters

As of the date of this Proxy Statement, the Company’s Board of Directors know of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other business, matter or proposal shall properly come before the Annual Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Company’s Board of Directors.

By Order of the Board of Directors

John W. Holmes, Secretary

March 18, 2009

ANNUAL MEETING OF SHAREHOLDERS OF

CAMDEN NATIONAL CORPORATION

April 28, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.cacannualmeeting.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330000000000101000 7 042809

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect three Directors. The Board of Directors has nominated the persons listed below to serve as directors until 2012.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Ann W. Bresnahan
○ Gregory A. Dufour
○ Rendle A. Jones

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

3. The proxies are authorized to vote in their discretion upon such other business and matters or proposals as may properly come before the Meeting.

If the Company were to adopt for 2010 full Notice and Access for all Shareholders, please mark "X" here if you would still like to receive a set of hard copy materials. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder _____ Date: _____ Signature of Shareholder _____ Date: _____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

D

CAMDEN NATIONAL CORPORATION

PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas C. Jackson and Jeffrey J. Weymouth, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Camden National Corporation to be held at the Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 on April 28, 2009 at 3:00 p.m. local time, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of the Company's common stock which the undersigned may be entitled to vote at said meeting upon the following proposal described in the accompanying Notice of Annual Meeting and Proxy Statement, dated March 18, 2009, in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Meeting. All previously dated proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

SEE REVERSE SIDE

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